Exhibit 99.1
NEWS RELEASE

CONTACT
Jill Asby
+1 (952) 230-5363
jill.asby@spok.com

Spok Announces Management Changes
Healthcare IT Industry Veteran Adds Deep Experience to Management Team in Driving Growth and Profitability

SPRINGFIELD, Va. (April 1, 2019) - Spok, Inc., a wholly-owned subsidiary of Spok Holdings, Inc. (NASDAQ: SPOK), and a global leader in healthcare communications, today announced that Timothy E. Tindle has joined the company as its chief information officer (CIO). The appointment of Tindle in this role will be effective immediately.

Tindle comes to Spok from Harris Health System, a $1.5 billion-dollar integrated delivery system, whose primary mission is to provide healthcare for the indigent, uninsured and underserved in Harris County Texas. Since 2004, he has served as executive vice president and CIO and led Harris Health System’s enterprise IT strategy. This included the implementation of a broad range of clinical and business technology solutions that have been the catalyst to transform Harris Health System into a truly integrated health system across all locations and all phases of care including emergency / trauma, acute care, sub-acute, ambulatory specialty, diagnostic, and primary care. He brings more than 35 years of healthcare information technology experience.

“We are looking forward to having Tim join our leadership team,” said Vincent D. Kelly, president and chief executive officer of Spok Holdings, Inc. “With his experience and background in leading enterprise IT teams, as well as his track record of improving the efficiency and operations of healthcare organizations and other healthcare IT businesses, Tim is the right person to join our executive team as we build for future growth.”
Tindle will report directly to Vince Kelly. His focus will be to work with the leadership team to lead all information technology aspects of Spok, including the nation’s largest paging network, and to facilitate the delivery of the evolution of the Spok Care Connect® platform.

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Prior to joining Harris Health System, Tindle served as president at Agility Management, LLC, a provider of information technology and management consulting services to healthcare providers and other services companies.  Before Agility, he served as president and chief executive officer of Analytical Technologies, Inc. (acquired by Norrell Corporation in 1996), where he provided large enterprise systems software design and development for Fortune 1000 companies and government agencies in the U.S. and Canada.  He also held senior executive roles at Compaq Computer Corporation and was part of the engineering team that developed the company’s original portable computer.

“I am very excited to be joining Spok, and I am impressed with Spok’s investment strategy and the evolution of the Care Connect platform.  I firmly believe it is the right strategy to capture the large market opportunity in healthcare communications and collaboration,” said Tindle.

Additionally, Hemant Goel, president of Spok’s operating company, is leaving effective April 26, 2019 to pursue other opportunities. Mr. Goel joined the company in 2014 and was promoted to president of the operating company in June 2015 with a primary focus on healthcare and software sales. His current duties will be divided among the existing management team and the CEO. “We appreciate Hemant’s many contributions over the years, and we wish him all the best in his future endeavors,” said Vince Kelly.

About Spok
Spok Holdings, Inc. (NASDAQ: SPOK), headquartered in Springfield, Va., is proud to be a global leader in healthcare communications. We deliver clinical information to care teams when and where it matters most to improve patient outcomes. Top hospitals rely on the Spok Care Connect® platform to enhance workflows for clinicians, support administrative compliance, and provide a better experience for patients. Our customers send over 100 million messages each month through their Spok® solutions. Spok is making care collaboration easier. For more information, visit spok.com or follow @spoktweets on Twitter.
Spok is a trademark of Spok Holdings, Inc. Spok Care Connect and Spok Mobile are trademarks of Spok, Inc.

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